Exhibit 10.41

September 3, 2001

Gentile Dott.ssa

Antonella Mancuso

Following our meetings we would like to inform you that with effect, from November 1^, 2001, you will be hired by our company (hereinafter “the Company”) upon the following terms and conditions.

1.	Position and Duties

You will be appointed within our staff as a manager (“Dirigente”) under and for the effects of the National Bargaining Agreement (“CCNL”) currently in force of employees of chemical industries in Italy (hereinafter “the National Agreement”), to carry out the duties of Production Director.

2.	Term of Employment

Your employment under this Agreement shall be for an indefinite term and may be terminated by yourself and/or by the Company in compliance with the provisions of the National Agreement.

3.	Place of Work and Residence

You will carry out the above duties at our Monza plant, at 110, Viale G.B. Stucchi, Monza (MI) and/or at any other place where the performance of your duties may be necessary or deemed to be necessary by the Company.

4.	Remuneration and Other Benefits

4.1	Fixed remuneration. For your work as manager your gross annual remuneration shall be €. 72.303,97 (seventytwothousand threehundredandthree/97), gross of tax withholdings and social security contributions. This amount is comprehensive of any entitlements included in the art. 10 of current Dirigenti C.C.N.L. for Industry (“transfers and missions”).

Such remuneration includes all elements of remuneration under the National Agreement.

4.2	Variable remuneration. Furthermore, you will be entitled to receive an incentive bonus. This bonus may vary, as a whole, up to a maximum of 15 per cent of your fixed gross annual remuneration referred to under 4.1 above, according to the total or partial attainment of annual targets that will be decided by the Company.

4.3	Company car. The Company will place at your disposal a company car of appropriate level according to the Company’s policy. The use of such car for private purposes shall be subject to tax and social security contributions, according to the applicable provisions of law.

4.4	Stock Options. You will be eligible to participate in Patheon’s Incentive Stock Option Plan.

4.5	House. The Company will place at your disposal an apartment of appropriate level according to the Company’s policy for 24 months from your employment date. Should you find a proper accommodation before the end of this period, the Company will reimburse a monthly allowance of € 516,46 (fivehundredandsixteen/46) until the end of the 24 months.

4.6	Flights. The Company will pay the cost of 1 (one) flight ticket a month for you to reach your residence.

5.	Health Insurance

In addition to any applicable provision of law and of the National Agreement, you shall be entitled to benefit from the extra health insurance coverage provided specifically for managers (“Dirigenti”) in compliance with the Company’s policy.

6.	Trial Period

Your trial period will be equal to six (6) working months as provided for by “National Agreement”.

7.	Termination

Your employment under this Agreement is for an indefinite term and may be terminated in compliance with the provisions of the “National Agreement”.

By signing and returning copy of this letter you accept and agree to the terms and conditions of this agreement.

Your sincerely,

PATHEON ITALIA S.p.A.

II Legale Rappresentante

/s/ Fulvio Smaldone

For Acceptance and receipt

/s/ Antonella Mancuso